EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-106991, No. 333-112487, No. 333-117520, No. 333-122658 and No. 127125) and Form S-8 (No. 333-60640, No. 333-81522, No. 333-88504, No. 333-106923, No. 333-110522, No. 333-116474, No. 333-125781 and No. 333-134925) of Napster, Inc. of our report dated June 4, 2007 relating to the financial statements and the financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP

Los Angeles, California
June 6, 2007